UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 27, 2009

NBTY, INC.

(Exact Name of Registrant as Specified in Charter)

001-31788

(Commission File Number)

DELAWARE	11-2228617
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation)	Identification No.)

2100 Smithtown Avenue
Ronkonkoma, New York	11779
(Address of Principal Executive Offices)	(Zip Code)

(631) 567-9500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(e)         On February 27, 2009 at the 2009 Annual Meeting of Stockholders (the “Meeting”) of NBTY, Inc. (the “Company”), the stockholders of the Company approved the 2009 Equity Awards Plan (the “2009 Plan”). The Company’s Board of Directors (the “Board”) had previously approved the 2009 Plan, subject to approval by the stockholders. The Company’s Proxy Statement for the Meeting, which was filed on Schedule 14A with the Securities and Exchange Commission on January 15, 2009, included a summary description of the 2009 Plan, as well the full text of the 2009 Plan. The following is a brief description of the material terms and conditions of the 2009 Plan.

All of the Company’s employees, directors, officers and consultants are eligible to receive awards under the 2009 Plan.  Subject to adjustment as described below, the total number of shares of Common Stock that may be granted under the 2009 Plan is 2.5 million shares.  The Committee will adjust the number of shares of Common Stock available for issuance under the 2009 Plan, the maximum number of shares that may be granted to any person during a fiscal year, and the terms of any outstanding awards (including the number of shares covered by any outstanding award and the exercise or strike price per share thereof), in each case in such manner that it deems appropriate for any increase or decrease in the number of issued shares of Common Stock resulting from any recapitalization, stock split, reverse stock split, stock dividend, spin-off, split-up, combination, reclassification or exchange of shares of Common Stock, merger, consolidation, rights offering, separation, reorganization or liquidation or any other change in the corporate structure or shares of Common Stock.

The Compensation Committee of the Board (the “Committee”) will administer the 2009 Plan, unless the Board, in its sole discretion, elects to administer the 2009 Plan directly. The Committee will have the authority to, among other things, (i) grant awards and determine who will receive awards, when such awards will be granted and the terms of such awards, (ii) construe, interpret and implement the 2009 Plan and all award agreements, and (iii) make all determinations necessary or advisable in administering the 2009 Plan.

Each award granted under the 2009 Plan will be evidenced by an award agreement that will contain such provisions and conditions as the Committee deems appropriate. The following types of awards may be granted under the 2009 Plan: stock options, stock appreciation rights, restricted shares, restricted stock units, and other Common Stock-based awards.  These awards may be granted on a stand alone basis, in combination or on a tandem basis.

The exercise price of stock options and stock appreciation rights (“SAR”) granted under the 2009 Plan shall be at least equal to the fair market value (or, in the case of an incentive stock option granted to a holder of greater than 10% of the Common Stock, 110% of the fair market value) of a share of Common Stock on the date of grant.  The term of each option and each SAR may not exceed 10 years (or, in the case of an incentive stock option granted to a holder of greater than 10% of the Common Stock, 5 years) from the date of grant.  Other than in connection with an adjustment, as described above, repricing of stock options and SAR’s granted under the 2009 Plan is not permitted without stockholder approval.  The maximum number of shares of Common Stock with respect to which stock options and SAR’s may be granted to any individual during any fiscal year is 150,000 shares, subject to adjustment as described above.

The 2009 Plan provides that, unless otherwise provided in the applicable award agreement, in the event of a change in control (as defined in the 2009 Plan), any outstanding awards then held by a grantee which are unexercisable or otherwise unvested or subject to lapse restrictions will automatically be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be, as of the date of such change in control.

Unless otherwise provided in the 2009 Plan or in an award agreement, the Board, from time to time, may suspend, discontinue, revise or amend the 2009 Plan in any respect, including in any manner that adversely affects the rights, duties or obligations of award recipients. Unless otherwise determined by the Board, stockholder approval of any suspension, discontinuance, revision or amendment will be obtained only to the extent necessary to comply with any applicable laws, regulations or rules of a securities exchange or self-regulatory agency.

The description of the 2009 Plan is qualified in its entirety by reference to the full text of the 2009 Plan, which is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits:

99.1 2009 Equity Awards Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  March 5, 2009

NBTY, INC.

By:

 /s/ Harvey Kamil

Harvey Kamil

President and Chief Financial Officer